Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Fourth Quarter 2012 Results

St. Louis, Missouri, January 25, 2013.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced earnings of $3.4 million for the three months ended December 31, 2012 as compared to a net loss of $15.9 million for the three months ended December 31, 2011. For the year ended December 31, 2012, the Company recorded earnings of $26.3 million as compared to a net loss of $41.2 million for the year ended December 31, 2011. First Bank recorded earnings of $7.4 million and $41.7 million for the three months and year ended December 31, 2012, respectively, as compared to net losses of $12.3 million and $28.3 million for the three months and year ended December 31, 2011, respectively.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We are very pleased to report our fourth consecutive quarter of earnings in addition to a full year of profitability. The quarterly and annual earnings performance is a direct result of our ability to significantly improve asset quality in the fourth quarter and over the course of 2012. We expect to continue to improve earnings, asset quality and capital levels in 2013.”

Key Points for the Quarter:

•
The Company did not record a provision for loan losses for the fourth quarter of 2012, primarily as a result of the decrease in nonaccrual and potential problem loans. The Company reduced its overall level of nonperforming assets by $40.1 million, or 16.6%, during the fourth quarter of 2012 and $148.3 million, or 42.3%, during the year. During the fourth quarter of 2012, the Company sold $47.7 million of special mention, potential problem and nonaccrual loans resulting in a net charge-off of $13.3 million. As a result of this loan sale and other actions, the Company has reduced its ratio of nonaccrual loans to total loans to 3.75% at December 31, 2012 from 6.71% at December 31, 2011 while maintaining an allowance for loan losses to nonaccrual loans and total loans at 83.37% and 3.13%, respectively. Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	December 31,	September 30,	December 31,
	2012	2012	2011
	(dollars expressed in thousands)

Provision for loan losses	$—	—	17,000
Nonaccrual loans	109,872	131,595	220,251
Performing troubled debt restructurings	128,917	118,909	126,442
Other real estate and repossessed assets	91,995	110,353	129,896
Potential problem loans	116,092	183,703	233,471
Net loan charge-offs	22,600	6,025	37,014

Ratio of:
Nonaccrual loans to loans	3.75%	4.27	6.71
Nonperforming assets to total assets	3.10	3.71	5.30
Allowance for loan losses to loans	3.13	3.71	4.19
Allowance for loan losses to nonaccrual loans	83.37	86.78	62.52

•
The Company executed a Purchase and Assumption Agreement to sell eight branches in the Tampa and St. Petersburg, Florida market area to HomeBanc National Association, headquartered in Lake Mary, Florida. This transaction is expected to be completed in the second quarter of 2013. The Company also announced plans to close three other branch offices in Florida and consolidate two branch locations in Illinois and two branch locations in California. The Company believes these transactions have the potential to improve core earnings performance during 2013 and future years.

•
Increased First Bank’s regulatory capital ratios, reflecting continued and consistent improvement in each of the regulatory capital ratios, including an increase in First Bank’s Total Capital Ratio to 17.18% at December 31, 2012, from 16.40% at September 30, 2012 and 14.98% at December 31, 2011. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	December 31,	September 30,	December 31,
	2012	2012	2011
First Bank:
Total Capital Ratio	17.18%	16.40%	14.98%
Tier 1 Ratio	15.92	15.13	13.70
Leverage Ratio	9.13	8.96	8.19

First Banks, Inc.:
Total Capital Ratio	2.57	2.57	1.88
Tier 1 Ratio	1.28	1.29	0.94
Leverage Ratio	0.73	0.76	0.56

Net Interest Income:

Net interest income was $41.1 million for the fourth quarter of 2012, in comparison to $43.0 million for the third quarter of 2012 and $45.9 million for the fourth quarter of 2011.

The net interest margin was 2.68% for the fourth quarter of 2012, in comparison to 2.79% for the third quarter of 2012 and 2.89% for the fourth quarter of 2011. The net interest margin continues to be negatively impacted by the change in the mix of our interest-earning assets, which have shifted from loans to cash and cash equivalents and investment securities, and a decrease in the average yield on loans and investment securities due to the historically low interest rate environment, partially offset by a decrease in the cost of interest-bearing deposits resulting from the continued change in the mix of our deposits from time deposits and money market deposits to demand and savings deposits, and the continued re-pricing of money market relationships and certificates of deposit to current market interest rates upon maturity. Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2012	2012	2011

Average yield on loans	4.51%	4.62%	4.83%
Average yield on investment securities	1.97	2.10	2.17
Average yield on interest-earning assets	3.14	3.28	3.49
Average cost of interest-bearing deposits	0.30	0.34	0.52
Average cost of interest-bearing liabilities	0.59	0.63	0.75

Provision for Loan Losses:

The provision for loan losses was zero for the third and fourth quarters of 2012, in comparison to $17.0 million for the fourth quarter of 2011. The decrease in the provision for loan losses for the fourth quarter of 2012, as compared to the fourth quarter of 2011, was primarily attributable to the decrease in nonaccrual and potential problem loans, in addition to lower net charge-offs, which were $22.6 million for the fourth quarter of 2012 (including net charge-offs of $13.3 million associated with the sale of approximately $47.7 million of loans), $6.0 million for the third quarter of 2012 and $37.0 million for the fourth quarter of 2011.

Nonaccrual loans decreased $21.7 million during the fourth quarter of 2012 to $109.9 million at December 31, 2012 compared to $131.6 million at September 30, 2012 and $220.3 million at December 31, 2011, representing a decrease of $110.4 million, or 50.1%, in nonaccrual loans during 2012.

Noninterest Income:

Noninterest income was $16.6 million for the fourth quarter of 2012, in comparison to $16.8 million for the third quarter of 2012 and $16.0 million for the fourth quarter of 2011.

The gain on sale of residential mortgage loans was $2.6 million, $4.3 million and $1.2 million for the fourth quarter of 2012, the third quarter of 2012 and the fourth quarter of 2011, respectively, primarily reflecting an increase in loan origination volume in our mortgage division during 2012.

Net losses associated with changes in the fair value of mortgage and SBA servicing rights were $867,000, $2.4 million and $913,000 for the fourth quarter of 2012, the third quarter of 2012 and the fourth quarter of 2011, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods.

Noninterest Expense:

Noninterest expense was $54.6 million for the fourth quarter of 2012 compared to $51.2 million for the third quarter of 2012 and $61.4 million for the fourth quarter of 2011. The decrease in noninterest expense as compared to the fourth quarter of 2011 is primarily reflective of a lower level of expenses related to nonperforming assets and potential problem loans and the implementation of certain measures intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

Write-downs and expenses on other real estate properties and repossessed assets were $7.5 million, $2.9 million and $10.0 million for the fourth quarter of 2012, the third quarter of 2012 and the fourth quarter of 2011, respectively, and primarily reflects continued write-downs on certain other real estate properties primarily resulting from a decline in fair value upon periodic re-appraising of the properties.

During the fourth quarter of 2012, the Company recorded a write-down of $2.3 million due to a fair value adjustment on the Bank-owned premises and equipment associated with eight branches in Bradenton, Palmetto and Longboat Key, Florida. These branches were previously reported as discontinued operations but were reclassified to continuing operations during the fourth quarter of 2012 as a result of the change in the Company’s intent to now hold and invest in these branches.

Provision for Income Taxes:

The Company recorded a benefit for income taxes of $217,000 for the fourth quarter of 2012 compared to a benefit for income taxes of $138,000 for the third quarter of 2012 and a provision for income taxes of $803,000 for the fourth quarter of 2011. The Company presently maintains a full valuation allowance against its net deferred tax assets.

Investment Securities:

Investment securities were $2.68 billion at December 31, 2012 compared to $2.76 billion at September 30, 2012 and $2.47 billion at December 31, 2011. The Company continues to maintain significant on-balance sheet liquidity to support the sale and closure of branches in addition to future loan growth opportunities.

Loans:

Loans, net of deferred loan fees, were $2.93 billion at December 31, 2012 compared to $3.08 billion at September 30, 2012 and $3.28 billion at December 31, 2011. The decrease in loans of $149.7 million during the fourth quarter of 2012 reflects the sale of approximately $47.7 million of special mention, potential problem and nonaccrual loans during the fourth quarter of 2012 in addition to loan runoff, primarily in problem loans and loans in markets the Company previously exited. The Company is continuing to focus on loan growth initiatives to offset the impact of the decrease in nonaccrual, potential problem and other loan relationships in future periods.

The Company’s loan-to-deposit ratio was 51.89% at December 31, 2012, as compared to 54.44% at September 30, 2012 and 56.65% at December 31, 2011.

Deposits:

Deposits were $5.65 billion at December 31, 2012, in comparison to $5.66 billion at September 30, 2012 and $5.80 billion at December 31, 2011. Certificates of deposit and money market and savings deposits declined $67.4 million and $34.6 million, respectively, and demand deposits increased $92.2 million, during the fourth quarter of 2012.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

Interest income	$48,080	50,536	55,429	202,565	234,191
Interest expense	6,954	7,536	9,533	31,060	46,960
Net interest income	41,126	43,000	45,896	171,505	187,231
Provision for loan losses	—	—	17,000	2,000	69,000
Net interest income after provision for loan losses	41,126	43,000	28,896	169,505	118,231
Noninterest income	16,631	16,800	16,006	66,686	63,302
Noninterest expense	54,643	51,249	61,398	210,349	236,287
Income (loss) before (benefit) provision for income taxes	3,114	8,551	(16,496)	25,842	(54,754)
(Benefit) provision for income taxes	(217)	(138)	803	(139)	(10,654)
Net income (loss)	3,331	8,689	(17,299)	25,981	(44,100)
Less: net (loss) income attributable to noncontrolling interest in subsidiary	(68)	216	(1,420)	(297)	(2,950)
Net income (loss) attributable to First Banks, Inc.	$3,399	8,473	(15,879)	26,278	(41,150)

Basic and diluted (loss) earnings per common share	$(97.67)	119.48	(901.04)	162.22	(2,642.46)

SELECTED FINANCIAL DATA

	December 31,	September 30,	December 31,
	2012	2012	2011

Total assets	$6,509,126	6,513,127	6,608,913
Cash and cash equivalents	519,985	291,022	474,158
Investment securities	2,675,280	2,764,283	2,470,704
Loans, net of deferred loan fees	2,930,747	3,080,431	3,284,279
Allowance for loan losses	91,602	114,202	137,710
Goodwill and other intangible assets	125,967	125,967	125,967
Deposits	5,648,499	5,658,302	5,797,704
Other borrowings	26,025	28,558	51,182
Subordinated debentures	354,133	354,114	354,057
Stockholders’ equity	299,959	299,035	263,671
Nonperforming assets	201,867	241,948	350,147

SELECTED FINANCIAL RATIOS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

Net interest margin	2.68%	2.79%	2.89%	2.79%	2.86%
Yield on loans	4.51	4.62	4.83	4.67	4.85
Cost of interest-bearing deposits	0.30	0.34	0.52	0.37	0.67
Loan-to-deposit ratio	51.89	54.44	56.65	51.89	56.65

About First Banks, Inc.

The Company had assets of $6.51 billion at December 31, 2012 and currently operates 146 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2012 upon filing with the SEC in March 2013.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company’s loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.